Exhibit 10.3

EXECUTION VERSION

Facility Letter

August 14 2023

The Directors

Tevva Motors Limited,

Tevva London Unit

1 London Distribution Park,

Windrush Road,

Tilbury,

Essex,

England, RM18 7EW

Dear Sirs,

Re. Loan Facility in the sum of up to $6,000,000.00 (the "Facility")

We are pleased to place at your disposal the above secured Dollar term loan Facility subject to the following terms and conditions.

1.	DEFINITIONS

In this Facility Letter the following words shall have the following meanings:

the "Lender", "us" or “we”	Electrameccanica Vehicles Corp., a company incorporated and registered in British Columbia Canada whose registered office is at Suite 1500, 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, Canada, V6E 4NZ;
"Borrower" or "you"	Tevva Motors Limited incorporated and registered in England with company number 08368694 whose registered office is stated above;
“Account”	such bank account in your name as you shall notify to us in writing;
“Arrangement Agreement”	an arrangement agreement entered into on even or near date herewith between inter alia, the parties to this Letter, pursuant to which the parties to that agreement have agreed to combine their businesses by way of a statutory plan of arrangement under the provisions of the Business Corporations Act (British Columbia) the closing of such transaction taking place being referred to herein as “Closing”;
“Availability Period”	the period from and including the Facility Closing Date to and including 15 Business Days thereafter (or such later date as the Lender may agree);
"Business Day"	a day when banks in London and Vancouver are open for business;
"Change of Control"	means any person or group of persons acting in concert gains direct or indirect control of the Borrower. For the purposes of this definition:

(a)          control of the Borrower means:

(i)            the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)          cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of the Borrower;

(B)          appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower; or

(C)          give directions with respect to the operating and financial policies of the Borrower with which the directors or other equivalent officers of the Borrower are obliged to comply;

(ii)           the holding beneficially of more than 50 per cent of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

(b)          acting in concert means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co operate, through the acquisition directly or indirectly of shares in the Borrower by any of them, either directly or indirectly, to obtain or consolidate control of the Borrower;

"Debenture”	an all-assets debenture to be granted by you in favour of us on or around the Facility Closing Date to secure your obligations hereunder to rank pari passu with the Existing Security under the terms of the Deed of Priority;
“Deed of Priority”	means a deed of priority to be entered into between the parties and the other lenders who hold the Existing Security on or around Facility Closing Date;

“Dollar and $”	the lawful currency for the time being of the United States of America;
“Existing Security” and “Permitted Security”

means:

a)    the debenture dated 10 January 2023 between the Chargor and Givia Pty Limited as trustee for Yajilarra Trust;

b)    the debenture dated 3 August 2023 between the Chargor and TLG Fund I, LP; and

c)    the debenture dated 3 August 2023 between the Chargor and ANGEL COFUND;

"Facility Closing Date"	means the date on which the conditions in paragraph 11.2 are satisfied;
"Facility Signing Date"	means the date of this letter;
“Finance Documents”	means this Facility Letter, the Debenture and the Deed of Priority, each a “Finance Document”;
"Interest Rate"	means the interest rate specified in paragraph 5.1;
“LoI”	the non-binding letter of intent dated 28 June 2023 made between you and us;
"Material Adverse Effect"	in the reasonable opinion of the Lender, a material adverse effect on your business, operations or financial position or your ability to perform your obligations under any Finance Document
"Outside Date"	has the meaning given to it in the Arrangement Agreement;
“Repayment Date”	the earliest of: a) 1 July 2024; b) the date of Closing; and c) the date which is 90 days from and including the date on which the Arrangement Agreement is terminated for any reason; and
“Term”	the period commencing on the Facility Closing Date and ending on the Repayment Date.

2.	AMOUNT AND DRAWDOWN

2.1	The total amount to be advanced (the "Loan") under this Facility shall be restricted to $6,000,000.00 (it being acknowledged that the Initial Payment (as defined below) has already been advanced.

2.2	You may utilise the rest of the Loan on any Business Day during the Availability Period following the satisfaction of the conditions set out in paragraph 11.2 below in not more than 3 drawdowns of a minimum of $1,000,000.00 each. If any amount of the Loan is not drawn during the Availability Period, that undrawn amount shall be cancelled automatically at the end of the Availability Period.

2.3	You hereby irrevocably agree with us that with effect from the Facility Closing Date:

2.3.1	the sum of $1,000,000.00 (“Initial Payment”) which was paid to you in the form of a refundable deposit in accordance with the terms of the LoI shall now be treated in all respects as being part of the Facility and shall hereafter be dealt with in accordance with the terms of this Facility Letter; and

2.3.2	the LoI shall be deemed amended such that the entire text of Section 10 of the same shall be deleted but the remainder of the LoI will continue in full force and effect.

2.4	Any drawings under the Loan will be paid in dollars into the Account by us following receipt of a written drawdown notice (such notice to be received no later than two Business Days before the date of the proposed drawdown) specifying the amount of the Loan to be drawn down and confirming that no Event of Default (as hereinafter defined) is extant and the warranties and representations made by you below continue to be true and accurate.

3.	PURPOSE

3.1	The Facility is to be utilised by you solely for the purpose of general working capital which includes (but is not limited to) expenditure on the production and delivery of trucks for customers but for the avoidance of doubt shall exclude any payment (or repayment) of any and all existing debt, dividends, stock purchase and like payments.

3.2	We are not obliged to monitor or verify how any amount borrowed under this Facility Letter is used.

4.	PERIOD

4.1	Repayment of the Facility (together with any accrued interest and other sums due) shall be made to us in full on the Repayment Date save that we may (in our sole discretion) decide that the Facility shall be deemed repaid or written off in whole or in part on Closing.

4.2	You may repay the Facility (together with any accrued interest and other sums due) or any part of it early (without premium or penalty) on the giving of two Business Days' notice but may not reborrow any amount so repaid.

4.3	All sums from time to time payable by you in connection with the Facility whether principal, interest or otherwise shall be paid to us in dollars on the due date no later than 12 noon in immediately available cleared funds free and clear of any present or future taxes (other than any deduction or withholding of tax required by law), duties, charges or fees and without any set off or counterclaim or any condition or deduction whatsoever. If any deductions or withholdings are required by law to be made from any of the sums payable under this Facility Letter or the Debenture, you shall provide any evidence of the relevant withholding as we may reasonably require.

5.	INTEREST

5.1	Subject to paragraph 5.2, interest on the Facility will accrue at a rate which is 8 per cent per annum calculated on a day-to-day basis and a 365 day year on amounts outstanding from and including the date of drawdown of the relevant part of the Loan (and in respect of the Initial Payment, the date it was paid into your account). Such accrued interest shall be payable on the Repayment Date.

5.2	Subject to and conditional on (i) Closing taking place on or prior to the Outside Date and (ii) the Arrangement Agreement not being terminated prior to the date of Closing, paragraph 5.1 shall not apply and no interest shall accrue on the Loan.

5.3	Interest payable under this paragraph 5 shall be paid after as well as before judgement and whether or not demand for repayment has been made by us.

6.	SECURITY

6.1	Your obligations hereunder shall be secured by the Debenture which shall be continuing security for, inter alia, all moneys, liabilities and obligations certain or contingent now or hereafter owing or incurred by you to us under this Facility.

6.2	You hereby undertake to comply with any priority requirements of the Existing Security and the Deed of Priority.

6.3	You hereby confirm that you will comply with clause 10.1 (Negative pledge and disposals) of the Debenture as if it was in force and incorporated into this Facility Letter until the Debenture is signed and dated.

7.	EVENTS OF DEFAULT

7.1	Notwithstanding the above provisions of this Facility Letter, the Facility (and all interest and other sums due on it) will become due and payable or repayable forthwith on demand by us and all our obligations to advance any undrawn part of the Loan (if any) shall be terminated forthwith if any of the following events occur:

7.1.1	you fail to pay any sum under any Finance Document when due; or

7.1.2	you are in breach of any other provision of any Finance Document and such default is not remedied within 14 days of the earlier of (i) us notifying you of the default and remedy required and (ii) you becoming aware of the default; or

7.1.3	any representation, warranty or statement made, repeated or deemed made by you in, or pursuant to, this Facility Letter is (or proves to have been) incomplete, untrue, incorrect or misleading when made, repeated or deemed made; or

7.1.4	you are in default under any other financial obligation to any person and such default is not remedied within any relevant grace period provided that there shall be no Event of Default under this paragraph 7.1.4 if the aggregate amount of the financial obligation is less than £250,000; or

7.1.5	a liquidator, administrator, receiver, sequestrator or similar officer is appointed in respect of all or any of your assets and/or undertaking; or

7.1.6	you suspend or cease to carry on (or threaten to suspend or cease to carry on) all or a material part of your business; or

7.1.7	you commence negotiations, or enter into any composition, compromise, assignment or arrangement, with any of your creditors with a view to rescheduling any of your indebtedness; or

7.1.8	any petition is presented or any other steps or proceedings are taken which may lead to any such occurrence referred to in paragraph 7.1.5 above; or

7.1.9	any distress or execution is levied on or affects any of your property or assets having an aggregate value of £250,000 and is not discharged within 14 days; or

7.1.10	there is a Change of Control other than pursuant to Closing; or

7.1.11	any event occurs (or circumstances exist) which the Lender reasonably believes has or is reasonably likely to have a Material Adverse Effect; or

7.1.12	all or any part of any Finance Document becomes invalid, unlawful, unenforceable or ceases to be effective or to have full force and effect,

(each, an "Event of Default").

7.2	In the event that default is made in the payment of any sum under any Finance Document, interest shall accrue on the amount in respect of which such default has been made from the date of default until payment (as well after as before judgment) at the rate of 2% per annum above the Interest Rate (“Default Rate”) and will be payable on demand.

7.3	On demand you shall indemnify us against any loss, costs or expenses (including legal fees) which we may sustain or incur as a consequence of any default by you (including all costs of enforcement or preservation of our rights hereunder) in the performance of any provision hereof or the occurrence of any Event of Default or as a consequence of us receiving any sum by way of repayment of any part of a utilisation other than on the due date for payment thereof.

7.4	You will promptly notify us in writing of the occurrence of any Event of Default and of the occurrence of any event which with the lapse of time will or may constitute an Event of Default.

8.	REPRESENTATIONS AND WARRANTIES

8.1	Your acceptance of this Facility constitutes your continuing representation and warranty to us that:

8.1.1	you are a duly incorporated limited liability company validly existing under the law of your jurisdiction of incorporation;

8.1.2	you have the power to own your assets and carry on your business as it is being conducted;

8.1.3	no limit on its powers will be exceeded as a result of the borrowing or grant of security contemplated by the Finance Documents;

8.1.4	you have obtained and made all necessary governmental approvals, consents, licences and registrations required to enter into the agreement constituted by acceptance of the Finance Documents and the exercise of your rights and performance of your obligations thereunder;

8.1.5	no litigation or, arbitration is current or pending or, so far as you are aware, threatened, which has or could have a Material Adverse Effect;

8.1.6	there is no provision in any document or agreement binding on you which would conflict with or prevent your accepting this Facility or the entering into of any other Finance Document on the terms and conditions stated herein or therein or which would prevent your observance of any of the terms herein or therein including, without limitation, any borrowing limit in your memorandum or articles of association;

8.1.7	save as disclosed in writing to the Lender prior to Facility Signing Date, all information which you have provided to us in whatever format in connection with the Facility was, when given, true and accurate in all material respects and not misleading in any material respect;

8.1.8	save as disclosed in writing to the Lender prior to Facility Signing Date, there has been no material adverse change in your business, assets or financial condition since the publication of your most recent statutory accounts;

8.1.9	no Event of Default and, on the Facility Signing Date, potential Event of Default, is continuing or might be expected to result from the making of any part of the Facility;

8.1.10	no other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination thereof, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on you or to which any of your assets are subject which has or is reasonably likely to have a Material Adverse Effect;

8.1.11	you have not breached any law or regulation (including any law aimed at the protection of the environment) which breach has or is likely to have a Material Adverse Effect;

8.1.12	your payment obligations under this Facility Letter rank at least pari passu with all existing and future unsecured and unsubordinated obligations (including contingent obligations), except for those mandatorily preferred by law applying to companies generally; and

8.1.13	you are the sole legal and beneficial owner of, and have good, valid and marketable title to, all your assets and no security exists over your assets except for the Existing Security.

9.	MISCELLANEOUS

9.1	Time is of the essence but no failure or delay on our part in exercising any right, power or remedies hereunder shall operate as a waiver thereof nor shall any single or any partial exercise or waiver of any such right, power or remedies preclude its further exercise or the exercise of any other right, power or remedy. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which we may otherwise have.

9.2	If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

9.3	A person who is not a party to this Facility Letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce, or enjoy the benefit of, any term of this Facility Letter.

9.4	No amendment of any Finance Document shall be effective unless it is in writing and signed by, or on behalf of, each party to it (or its authorised representative).

9.5	You may not assign your rights hereunder, but the Facility shall enure for the benefit of our successors and assigns.

9.6	Nothing herein shall prejudice any other right we may have arising at common law or otherwise.

9.7	In addition to any right we may have at law, we may at anytime and without any notice to you set-off any monies which we may hold on your behalf (in any currency and on any account whatsoever) against monies arising hereunder.

9.8	Any demand or notice to be given hereunder shall either be delivered personally or sent by first class pre-paid post, email to your address last known to us. A notice shall be deemed to have been served as follows:

9.8.1	if delivered personally, at the time of such delivery; or

9.8.2	if sent by air mail, first class, pre-paid post, at the expiration of 7 days after the envelope containing the same was delivered into the custody of the postal authorities; or

9.8.3	if sent by email, at the time of transmission;

In proving such service, it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and posted as a first class, pre-paid letter, or that the email was sent to the correct email address, as the case may be. If deemed receipt under paragraph 9.8 would occur outside business hours in the place of receipt, it shall be deferred until business hours resume. In this paragraph, business hours means 9.00 am to 5.00 pm Monday to Friday on a day that is not a public holiday in the place of receipt. This paragraph 9.8 does not apply to the service of any proceedings or other documents in any legal action.

9.9	Each party shall be responsible for the payment of their own costs and expenses incurred in respect of the negotiation and execution of this Facility.

9.10	This Facility Letter (together with the other Finance Documents) constitutes the entire agreement between the parties and supersedes and extinguishes all previous and contemporaneous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

9.11	We irrevocably appoint Fox Williams LLP of 10 Finsbury Square, London, EC2A 1AF as our agent to receive on our behalf in England and Wales in respect of the service of any legal proceedings to settle any dispute or claim arising out of or in connection with this Facility Letter or its subject matter or formation.

10.	GOVERNING LAW AND JURISDICTION

10.1	This Facility Letter and any dispute or claim arising out of, or in connection with it, its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of England and Wales.

10.2	Subject to paragraph 10.3, you irrevocably agree, for our sole benefit, that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of, or in connection with, this Facility Letter, its subject matter or formation (including non-contractual disputes or claims).

10.3	Notwithstanding paragraph 10.2, you irrevocably agree that we shall have the right to take, and shall not be prevented from taking, proceedings against you to settle any dispute or claim arising out of, or in connection with, this Facility Letter, its subject matter or formation (including non-contractual disputes or claims) in any other court of competent jurisdiction and that we may take such proceedings in any number of jurisdictions, whether concurrently or not, to the extent permitted by law.

11.	ACCEPTANCE

11.1	If you wish to accept this Facility on the terms and conditions set out in this Facility Letter, please so indicate to us by signing and returning to us the enclosed copy of this Facility Letter together with copies of board minutes of a meeting of your board of directors approving, inter alia, the acceptance of the Finance Documents within 5 Business Days of the date of this letter.

11.2	The Borrower shall deliver to the Lender as soon as practicable (and in any event no later than 20 Business Days of the date of this letter (or such later date as the Lender may in its sole discretion agree) otherwise the offer of the Facility shall be deemed to lapse):-

11.2.1	the Debenture and Deed of Priority in the agreed form duly executed; and

11.2.2	approval of the lenders in respect of the Existing Security (save to the extent covered in the Deed of Priority) and also Barclays Bank plc, to the extent it has not already been repaid in full.

11.3	Our obligations under this Facility Letter shall at all times remain conditional until we shall have received all documents referred to in paragraph 11.2 and found them to be satisfactory in form and substance (and documents delivered in the agreed form shall be deemed to be satisfactory).

Yours faithfully,

/s/ Susan E. Docherty

for and on behalf of

Electrameccanica Vehicles Corp.

We confirm our agreement to the terms and conditions contained herein.

/s/ David Roberts

for and on behalf of

Tevva Motors Limited

Date 14th August 2023